Exhibit 2.2

FIRST AMENDMENT TO RIGHTS AGREEMENT

     THIS FIRST AMENDMENT to the Rights Agreement (the “Rights Agreement”) dated as of September 19, 1995, between KANSAS CITY SOUTHERN, a Delaware corporation (formerly Kansas City Southern Industries, Inc., the “Company”) and HARRIS TRUST & SAVINGS BANK, as Rights Agent, is dated as of the 14th day of December, 2004. Capitalized and other terms in this First Amendment shall have the meanings given them in the Rights Agreement unless defined herein.

RECITALS

     WHEREAS, the Board of Directors of the Company believes that it is in the best interests of the Company and its stockholders that the Rights Agreement be amended as set forth herein; and

     WHEREAS, Section 26 of the Rights Agreement authorizes the Board of Directors of the Company and the Rights Agent to adopt the proposed amendment without the approval of the Company’s stockholders.

AGREEMENT

     NOW, THEREFORE, in consideration of the recitals (which are deemed to be a part of this Amendment) and agreements contained herein, the parties hereto agree to amend the Rights Agreement as follows:

     1.     Section 1(a) of the Rights Agreement is hereby modified and amended by adding the following sentence to the end thereof:

“Notwithstanding the foregoing provisions of this Section 1(a), no Person or Affiliate of any Person shall be or become an Acquiring Person as a result of the acquisition of beneficial ownership by such Person or any Affiliate of such Person, individually or as a group, of (i) shares of Common Stock issued or issuable upon the conversion and exchange of the KCS Sub common stock, par value $0.01, pursuant to Section 4.3 of the Amended and Restated Acquisition Agreement to be dated December 15, 2004, by and among the Company, KARA Sub, Inc., KCS Investment I, Ltd., KCS Acquisition Subsidiary, Inc., Caymex Transportation, Inc., Grupo TMM, S.A., TMM Holdings, S.A. de C.V., TMM Multimodal, S.A. de C.V., and Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V., (the “Acquisition Agreement”); (ii) shares of Common Stock acquired pursuant to Section 7.13 (a) of the Acquisition Agreement; (iii) shares of Common Stock issued pursuant to Section 6 of the Consulting Agreement by and between the Company and Jose F. Serrano International Business, S.A. de C.V.; (iv) shares of Common Stock issued upon the conversion of the Indemnity Escrow Notes pursuant to Section 2(b) of the Indemnity Escrow Agreement by and among the Company, KARA Sub, Inc., KCS Investment I, Ltd., KCS Acquisition Subsidiary, Inc., Caymex Transportation, Inc., Grupo TMM, S.A., TMM Multimodal, S.A. de C.V., and The Bank of Nova Scotia Trust Company of

New York; or (v) shares of Common Stock acquired in compliance with the Stockholders’ Agreement, to be dated December 15, 2004, by and among the Company, Grupo TMM, S.A., TMM Holdings, S.A. de C.V., TMM Multimodal, S.A. de C.V. and the stockholders of Grupo TMM, S.A. who have executed the Stockholders’ Agreement (“Stockholders’ Agreement”), including upon exercise of pre-emptive rights as provided therein.

     2.     Section 1(z) of the Rights Agreement is hereby modified and amended by deleting the words “20 percent” in the first sentence and substituting the words “15 percent” therefor; and further deleting the words “15 percent in the last sentence and substituting the words “13 percent” therefor.

     3.     Section 3(e)(iii) of the Rights Agreement is hereby modified and amended by deleting the words “20 percent” and substituting the words “15 percent” therefor.

     4.     Section 7(e) of the Rights Agreement is hereby modified and amended such that the phrase “and shall thereafter provide” shall read “and shall not thereafter provide” at the end of the first sentence thereof.

     5.     This Amendment shall be deemed to be a contract made under the laws of the State of Delaware, and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and performed entirely within such State.

     6.     This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     7.     Except as otherwise set forth in this First Amendment, the Rights Agreement has not been amended or otherwise modified in any respect and remains in full force and effect in accordance with its terms.

KANSAS CITY SOUTHERN (formerly known as Kansas City Southern Industries, Inc.)	HARRIS TRUST & SAVINGS BANK

By: /s/ Robert B. Terry	By: /s/ Martin J. McHale, Jr.
Robert B. Terry	Name: Martin J. McHale, Jr.
Senior Vice President & General Counsel	Harris Trust & Savings Bank